EXHIBIT 99.1

Iron Mountain
Corporate Offices
745 Atlantic Avenue
Boston, Massachusetts 02111


[IRON MOUNTAIN LOGO]


FOR IMMEDIATE RELEASE

Contact:                               Judith R. Brackley
                                       Director of Corporate Communications
                                       (617) 357-4455 ext. 208
                                       e-mail:  judith_brackley@ironmountain.com

                    IRON MOUNTAIN COMPLETES MERGER WITH ARCUS

Boston, MA - (January 7, 1998) - Iron Mountain Incorporated (NASDAQ:IMTN) announced today the completion of the merger with Arcus Group, Inc. for total consideration of $160 million, including approximately $63 million in value in Iron Mountain common stock and options to purchase Iron Mountain common stock, and the balance in cash and the assumption of debt. In addition to the stated purchase price of $160 million, Iron Mountain will record approximately $5 million in capitalized transaction costs and additional equity resulting from a higher financial valuation of the stock options for accounting purposes. The equity portion of the consideration consisted of approximately 1.4 million shares of Iron Mountain common stock and options to acquire approximately 600 thousand shares of Iron Mountain common stock.

Arcus Group, Inc. had two operating units--Arcus Data Security, Inc., and Arcus Staffing Resources, Inc.--which generated total revenues of approximately $69 million for the nine months ended September 30, 1997. Giving pro forma effect to a recent acquisition, revenues for the same period were $75 million.

According to Iron Mountain Chairman and Chief Executive Officer C. Richard Reese, the Arcus transaction is a major step in implementing Iron Mountain's strategy to be the leader in information management services. Already the leader in the paper records storage and management market, the acquisition of Arcus catapults Iron Mountain into a leadership position in the market for off-site data security services, and gives the Company an entry into the related information technology staffing business. Clarke H. Bailey, the former Chief Executive Officer of Arcus' parent company, has joined the Iron Mountain Board of Directors.

Iron Mountain believes that Arcus Data Security, Inc., founded over 25 years ago, is the largest provider of off-site data security services in the United States. Arcus Data Security provides off-site storage and rotation of back-up copies of computer media, as well as related services such as disaster recovery support and testing, media library moves and media product sales. The company has 31 locations in 25 US markets and one in the United Kingdom, has approximately 1,000 employees and serves more than 6,000 customer accounts. During 1998 Iron Mountain

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will  combine  its  existing  data  security  services  business  with the Arcus business, which will continue to operate as Arcus Data Security, Inc., an Iron Mountain Company.

Arcus Staffing Resources, Inc. provides information technology staffing and facilities management services. Arcus Staffing Resources operates in fifteen cities and has approximately 700 direct and billable employees.

Iron Mountain operates 52 markets, providing business records storage and management services, medical records services, data security services for electronic records, vital records protection and records management consulting services. The Company stores and manages billions of paper documents and electronic records for more than 50,000 customer accounts, including more than half of the Fortune 500 companies.




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